UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 459-4959

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 22, 2014 Cardinal Energy Group, Inc. (the “Company”) entered into a Working Interest Purchase and Sales Agreement with California Hydrocarbons, Inc. an unrelated party, to sell its oil and gas assets in California and Ohio to California Hydrocarbons Corporation. The assets disposed of were acquired in 2011 and included a fractional working interest in 11 oil and gas wells located in Licking and Knox Counties, Ohio, a 100% working interest in 2 oil wells located in Holmes County, Ohio, a 100% working interest in the Armstrong #17-1 and #17-3 gas wells and a 652 acre lease covering property located in Colusa County, California, certain 3D seismic data and the transfer of a $20,000.00 cash bond with the State of California related to the California lease. The sales price for the assets was 3,000,000 shares of the Company’s common held by California Hydrocarbon that it agreed to cancel. The Company’s common stock was valued at $2,010,000 as of April 22, 2014. As a result of this sale, the Company will record the return of the 3,000,000 shares of common stock as the acquisition of Treasury Stock at cost and will relieve the balance sheet of the affected assets and related liabilities. The following pro forma financial information presents the balance sheet as if the sale had occurred prior to the close of the fiscal year on December 31, 2013 and is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Working Interest Purchase and Sales Agreement dated April 22, 2014 between Cardinal Energy Group, Inc. and California Hydrocarbons, Inc.

99.1	Unaudited Pro-forma Balance Sheet at December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: April 30, 2014	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer